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                                                              Exhibit (c)(9)

                                     FORM OF
                    STOCK PURCHASE AND STOCKHOLDER AGREEMENT

         THIS STOCK PURCHASE AND STOCKHOLDER AGREEMENT, dated as of July __, 1999 (this "Agreement"), is entered into by and between Ocean Group plc, a company organized under the laws of England and Wales ("Ocean Group"), on the one hand, and David H. Wedaman ("Stockholder"), on the other hand.

                                    RECITALS

         A. MSAS Global Logistics Inc., a New York corporation ("Parent"), MSAS Acquisition Corporation, a Delaware corporation and wholly-owned subsidiary of Parent ("Acquisition"), and Mark VII, Inc., a Delaware corporation (the "Company"), have entered into an Agreement and Plan of Merger, dated as of July 27, 1999 (as such agreement may hereafter be amended from time to time, the "Merger Agreement"), pursuant to which Acquisition will make a tender offer (the "Offer") for all outstanding shares of common stock, $0.05 par value, of the Company ("Company Common Stock") at an offer price of $23 per share, net to the seller in cash and, after Acquisition has accepted tendered shares for payment (the date on which such acceptance occurs, the "Acceptance Date"), the Company and Acquisition will merge with the Company as the surviving corporation and wholly-owned subsidiary of Parent (the "Merger"). The date of consummation of the Merger will be referred to herein as the "Closing Date."

         B. On July 27, 1999, Stockholder entered into a Tender and Voting Agreement and Irrevocable Proxy (the "Voting Agreement") with Parent and Acquisition.

         C. In connection with the Voting Agreement and the terms of the Merger Agreement, Stockholder (following the Acceptance Date or the Closing Date, as applicable) will receive cash in exchange for (1) the tender/sale of all of the shares of Company Common Stock beneficially owned by Stockholder (the "Old Shares"), (2) the cancellation of all of Stockholder's outstanding options to purchase shares of Company Common Stock (the "Options") and (3) the cancellation of all of Stockholder's outstanding stock appreciation rights relating to shares of Company Common Stock ("SARs"). The proceeds to be received by Stockholder, net of any federal, state of local taxes payable with respect to such proceeds, relating to the tender, sale or cancellation, as the case may be, of the Old Shares, Options and SARs shall be referred to herein as the "Proceeds."

         D. As an inducement and a condition to entering into the Merger Agreement, Parent and Acquisition have requested that Stockholder agree, and Stockholder has agreed, to enter into this Agreement.
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         NOW, THEREFORE, in consideration of the foregoing and the mutual premises, representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

         1.       PURCHASE OF SHARES.

                  Immediately following consummation of the Merger, Stockholder shall purchase from Ocean Group and Ocean Group shall sell to Stockholder the number of ordinary shares of Ocean Group ("Ocean Group Shares") equal to the quotient, rounded down to the nearest whole number, of (x) 0.10 multiplied by the Proceeds and (y) the average closing price of an Ocean Group Share on the London Stock Exchange for the last five trading days ending two days prior to the Closing Date (such price to be referred to as the "Stock Price" and such shares to be referred to herein as "Purchased Shares"). The total purchase price for the Purchased Shares shall equal the Share Price multiplied by the number of Purchased Shares and shall be promptly paid by Stockholder by check, banker's draft or wire transfer to such account as Ocean Group may designate. Following confirmation that Ocean Group has received cash funds representing the aggregate purchase price for the Purchased Shares, a certificate or certificates representing such shares registered in the name of Stockholder will be delivered by Ocean Group to Stockholder. The parties to this Agreement agree to cooperate to create and attach hereto as Schedule A, as soon as practicable following the date hereof, a calculation of the Proceeds.

         2.       RESTRICTIONS ON TRANSFERS OF THE SHARES; LEGEND.

                  (a) Except as provided in Section 2(b) hereof, during the period beginning on the Closing Date of the Merger and ending on the fourth anniversary of the Closing Date (such period, the "Restricted Period"), Stockholder shall not sell, assign, pledge, hypothecate or otherwise encumber or dispose of any Purchased Shares, whether directly or indirectly, whether voluntary or involuntary and whether for consideration or without consideration (each, a "Transfer"), other than pursuant to a Family Transfer. For purposes of this Agreement, "Family Transfer" means a transfer by gift or testamentary disposition to one or more members of Stockholder's Immediate Family, to a trust solely for the benefit of the Stockholder and/or his or her Immediate Family or to a partnership or limited liability company the partners or shareholders of which are limited to the Stockholder and his or her Immediate Family (provided all such transferees remain subject to this Agreement) and "Immediate Family" means Stockholder's spouse, children or grandchildren (including adopted and stepchildren and grandchildren).

                  (b) During the Restricted Period, Stockholder may Transfer the Purchased Shares in accordance with the following schedule:

                           (i) if the Company meets or exceeds the fiscal year 1999 performance targets, as set forth on Schedule B attached hereto, Stockholder may Transfer up to 25% of the Purchased Shares following the date the board of directors of the Company determines whether such targets have been met or exceeded;


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                           (ii)     if the Company meets or exceeds the fiscal
                                    year 2000 performance targets, as set forth on Schedule B attached hereto, Stockholder may Transfer up to an additional 25% of the Purchased Shares following the date the board of directors of the Company determines whether such targets have been met or exceeded;

                           (iii) if the Company meets or exceeds the fiscal year 2001 performance targets, as set forth on Schedule B attached hereto, Stockholder may Transfer up to an additional 25% of the Purchased Shares following the date the board of directors of the Company determines whether such targets have been met or exceeded; and

                           (iv) if the Company meets or exceeds the fiscal year 2002 performance targets, as set forth on Schedule B attached hereto, Stockholder may Transfer up to an additional 25% of the Purchased Shares following the date the board of directors of the Company determines whether such targets have been met or exceeded.

                  If, for any fiscal year set forth in Schedule B, the Company's cumulative results for that and the preceding fiscal years covered by this Agreement (as specified in Schedule B) equals or exceeds the cumulative performance target amounts set forth in Schedule B with respect to such fiscal year, Stockholder may Transfer a number of Purchased Shares equal to the number of Purchased Shares Stockholder would have been permitted to Transfer had the Company achieved its performance targets for that and each of the preceding fiscal years covered by this Agreement. Ocean Group will use its best efforts to cause the board of directors of the Company to determine whether the performance targets have been met or exceeded as soon as commercially reasonable following the end of each fiscal year covered by this Agreement. The parties to this Agreement agree to cooperate to create and attach hereto Schedule B, as soon as practicable following the date hereof. In addition, if Stockholder's employment with the Company (or any successor thereto) terminates for any reason, the Restricted Period and the Transfer restrictions set forth in Section 2(a) hereof shall immediately terminate and lapse and be of no further force and effect.

                  (c) All certificates representing the Purchased Shares shall, in addition to other legends that may be required by applicable law, bear the following legend, unless otherwise determined by counsel to Ocean Group:

                  "THE SALE AND TRANSFERABILITY OF THESE SECURITIES ARE SUBJECT TO RESTRICTIONS AS SET FORTH IN A STOCK PURCHASE AND STOCKHOLDERS AGREEMENT BETWEEN THE ORIGINAL PURCHASER OF THE SHARES REPRESENTED BY THIS CERTIFICATE AND THE CORPORATION (THE "SHAREHOLDERS AGREEMENT"). ANY ATTEMPTED SALE OR TRANSFER OF THESE SECURITIES WHICH DOES NOT COMPLY APPLICABLE PROVISIONS OF THE SHAREHOLDERS AGREEMENT SHALL BE VOID.

         3.       REPRESENTATIONS AND ACKNOWLEDGMENTS OF STOCKHOLDER.


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                  (a) Stockholder hereby represents and warrants to Ocean
Group as follows:

                           (i) The Purchased Shares will be acquired for
                  investment for Stockholder's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof. Stockholder has no present intention of selling, granting any participation in, or otherwise distributing the same. Stockholder does not have any contract, undertaking, agreement or arrangement with any person to sell, Transfer or grant participation to such person or any third person with respect to any of the Purchased Shares.

                           (ii) Stockholder has received all the information he
                  considers necessary or appropriate for deciding whether to acquire the Purchased Shares. Stockholder has had an opportunity to ask questions and receive answers from Ocean Group regarding Ocean Group and the terms and conditions of this Agreement.

                           (iii) Stockholder is able to bear the economic risk
                  of this investment and is capable of evaluating the merits and risks of this investment. Stockholder understands that Stockholder's interest in Ocean Group may be subject to dilution based on additional share issuances.

                           (iv) Stockholder has full power and authority to
                  enter into this Agreement and to perform his or her obligations hereunder and to consummate the transactions contemplated herein. This Agreement is a valid and binding agreement of Stockholder, enforceable against him or her in accordance with its terms.

                  (b) Stockholder hereby acknowledges that the Purchased Shares are being issued to Stockholder without registration or other qualification under any applicable securities law, and that Stockholder cannot Transfer any Shares except in full compliance with all applicable laws, including securities laws and as otherwise limited hereby.

         4.       MISCELLANEOUS.

                  (a) ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

                  (b) CERTAIN EVENTS. Stockholder agrees that this Agreement and the obligations hereunder shall attach to the Purchased Shares and shall be binding upon any person to which legal or beneficial ownership of the Purchased Shares shall pass, whether by operation of law or otherwise. Notwithstanding any transfer of Purchased Shares, the transferor shall remain liable for the performance of all obligations under this Agreement of the transferor.


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                  (c) ASSIGNMENT. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by operation of law or otherwise without the prior written consent of the other party.

                  (d) AMENDMENTS, WAIVERS, ETC. This Agreement may not be amended, changed, supplemented, waived or otherwise modified or terminated, except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (e) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be made in accordance with the notice provisions set forth in the Voting Agreement.

                  (f) SEVERABILITY. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law but if any provision of this Agreement becomes or is declared by a court of competent jurisdiction to be invalid, illegal or unenforceable in any respect under any applicable law or rule in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision or portion of any provision in such jurisdiction, and this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision or portion of any provision had never been contained herein.

                  (g) SPECIFIC PERFORMANCE. Each of the parties hereto recognizes and acknowledges that a breach by it of any covenants or agreements contained in this Agreement shall cause the other party to sustain damage for which it would not have an adequate remedy at law for money damages, and therefore each of the parties hereto agrees that in the event of any such breach the aggrieved party shall be entitled to the remedy of specific performance of such covenants and agreements and injunctive and other equitable relief in addition to any other remedy to which it may be entitled, at law or in equity.

                  (h) NO WAIVER. The failure of any party hereto to exercise any right, power or remedy provided under this Agreement or otherwise available in respect hereof at law or in equity, or to insist upon compliance by any other party hereto with its obligations hereunder, and any custom or practice of the parties at variance with the terms hereof, shall not constitute a waiver by such party of its right to exercise any such or other right, power or remedy or to demand such compliance.

                  (i) GOVERNING LAW. This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, without giving effect to the principles of conflicts of law thereof.

                  (j) COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which, taken together, shall constitute one and the same Agreement and shall become effective when one or more of the counterparts have been signed by each of the parties and delivered to the other parties.


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         IN WITNESS WHEREOF, Ocean Group and Stockholder have caused this
Agreement to be duly executed as of the day and year first above written.


                                      OCEAN GROUP PLC,
                                      an England and Wales company


                                      By:
                                         ----------------------------
                                         Name:  John M. Allan
                                         Title: Chief Executive


                                      DAVID H. WEDAMAN


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   [SIGNATURE PAGE FOR OCEAN GROUP/STOCKHOLDER STOCK PURCHASE AND STOCKHOLDER
                                   AGREEMENT]


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